Exhibit 99.1

                     Pactiv To Sell Protective and Flexible
                              Packaging Businesses

    LAKE FOREST, Ill.--(BUSINESS WIRE)--June 23, 2005--Pactiv Corporation (NYSE:PTV) today announced an agreement to sell substantially all of its North American and European protective and flexible packaging businesses to an affiliate of AEA Investors LLC, an international private equity firm, for approximately $530 million and the assumption of certain liabilities, or 6.8 times 2004 EBITDA. Product lines in these businesses include air cushioning, air padded mailers, foam, Hexacomb(R) kraft honeycomb, flexible packaging, and hospital supplies. In 2004 these businesses had sales of $838 million and operating income of $60 million excluding restructuring and other charges. The Company is retaining its European molded fiber business and Asian operations, which had been part of the Protective and Flexible segment. In 2004 these retained businesses had sales of $120 million and operating income of $15 million excluding restructuring and other charges.
    "The sale of these businesses represents an important step in Pactiv's strategy to grow its higher return consumer, foodservice, and food packaging businesses. We believe Pactiv will be a stronger, more focused company with increased financial flexibility and better growth prospects as a result of this divestiture," said Richard L. Wambold, chairman and chief executive officer of Pactiv Corporation.
    Because of management initiatives on productivity, service, and product quality over the past few years, the divested businesses have seen improving sales and margins and are well positioned for growth as an independent company. "This is an exciting opportunity for our customers, employees, and new investors," said James D. Morris, Pactiv's senior vice president and general manager, Protective and Flexible Packaging, who will become chief executive officer of the new venture at closing. "With a shared strategic vision and a desire for continued sales and earnings growth, AEA is dedicated to continue to build on the strong market positions of these businesses," Morris concluded.
    The transaction is expected to close in the third quarter and is subject to normal regulatory approvals and customary conditions to closing. Proceeds of the transaction will be used for acquisitions, share repurchase, and other corporate purposes.

    This press release includes certain "forward-looking statements" such as "...will be a stronger, more focused company...", "is expected to close in the third quarter", "proceeds will be used for acquisitions, share repurchase, and other corporate purposes". These statements are based on management's current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment. More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 56 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

    AEA is one of the most experienced international private equity investment firms with investors that include former and current CEOs of major multinational corporations, family groups, endowment funds and institutions from around the world. With offices in New York and London, AEA focuses on investing in companies in the industrial products and services, speciality chemicals, and consumer products sectors. For more information about AEA, visit the company's website at www.aeainvestors.com.

    Pactiv Corporation is a leading producer of specialty packaging products for the consumer, foodservice/food packaging and protective/flexible packaging markets. With sales of $3.4 billion, Pactiv has one of the broadest product lines in the specialty packaging industry, and derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. For more information about Pactiv, log on to the company's website at www.pactiv.com


                          Pactiv Corporation
                    Protective & Flexible Packaging
                   Regulation G GAAP Reconciliation
                           Operating Income


 Dollars in millions

                                       Year ended December 31, 2004
                                 -------------------------------------
                                   Divested       Retained      Total
                                  businesses     businesses
                                 -------------------------------------

 Sales                                  $838          $120       $958
                                 ============    ==========     ======


 Operating income before restructuring
   and other (a)                         $60           $15        $75
 Restructuring & other                    14            41         55
                                 ------------    ----------     ------
 Operating income                        $46          ($26)       $20
                                 ============    ==========     ======


    (a) The company's management believes that focusing on operating income excluding the effect of restructuring and other charges is a meaningful alternative way of evaluating the company's operating results. The restructuring and other charges relate to actions that will have an ongoing effect on the company, and to consider such charges as being only applicable to 2004 could make the company's operating performance in that period more difficult to evaluate, particularly when compared with other periods in which there were no such charges. The company's management uses operating income excluding restructuring and other charges to evaluate operating performance, and, along with other factors, in determining management compensation.


    CONTACT: Pactiv Corporation
             Christine Hanneman (Investor Relations), 847-482-2429 channeman@pactiv.com or
             Lisa Foss (Media Relations), 847-482-2704 lfoss@pactiv.com